Exhibit 1 to Board Action Without Meeting of January 30, 2018

Transactions Affirmed

●	Loan: $25,000 from Audra M. Hajj to Protect Pharmaceutical on December 17, 2018

●	Misc. dates: Engagement or replacement of attorneys or auditors, at the CEO’s discretion, with written or other contract terms, again at the discretion of CEO Una J. Taylor.

●	SEC 8-k Filing 12/10/2018, Document Date 11/28/2018: Wajed Salem named to Board of Directors, Company entered into contract with him.

●	SEC 8-K filing 11/14/2018, Document Date 06/01/2018: The Board of Directors appointed Una Taylor to fill vacancies on the Company’s Board of Directors, effective at the close business as of November 12, 2018. Ms. Taylor was also appointed Cheif Executive Officer (CEO) on November 13, 2018. CEO employment agreement with Una Taylor on 11/14/2018; $250,000 salary, $50,000 bonus, insurance of $1,983 per month until the end of the 2019 calendar year or until company offers benefits. 11/12/2018, Board of Directors issued 1,000,000 shares of preferred stock, Series A, to Una J. Taylor, each share to have 1,000 votes. Yvette Sanchez resigned as an officer of Protect Pharmaceutical Corporation and of the Board of Directors, effective November 13, 2018. Shares and expense reimbursement were authorized for Ms. Taylor. Previous shares from the transactions naming Yvette Sanchez President were sold or otherwise dealt with in the reaffirmed November transactions.

●	Loan: $3,100 from Burton Steer and Associates on October 9, 2018; received in two installments of $2,100 on 10/9/2018 and $1,000 on 10/25/2018; $3,000 repaid as of 12/31/2018.

●	Loan: $20,000 from Precise Property Preservation to Protect Pharmaceutical on June 28, 2018.

●	Restructuring Agreement on June 1, 2018: Yvette Sanchez was appointed President of the Company June 1, 2018, and member of the Board of Directors as of June 15, 2018. As of June 15, 2018, Ms. Sanchez removed the following former members from the Board of Directors: Shedrick Daniels, Stuart Sandweiss, and Shimson Bandman. As reported on Form 14f, filed with the Securities and Exchange Commission on June 5 , 201 8 , effective June 5 , 201 8 , Start Capital LLC, a Florida LLC and Renewable Energy LLC, a Florida LLC , the principal stockholders of the Company (“ StartRenewable ”), entered into a Stock Purchase Agreement (the “ Agreement ”), dated, June 1, 201 8 , with J & Y Property Preservation LLC (the “ Buyer ”), a Nevada LLC , pursuant to which, among other things, StartRenewable agreed to sell to the Buyer, and the Buyer agreed to purchase from StartRenewable, a total of 10,215,000 shares of Common Stock owned of record and beneficially by StartRenew able (the “ Purchased Shares ”). The Purchased Shares represented approximately 70.4 % of the Company’s issued and outstanding shares of Common Stock as of the Record Date. In connection with the transactions contemplated by the Agreement, Yvette Sanchez removed the current directors and appointed herself to the Company’s Board of Directors. J & Y Property Preservation LLC shares were acquired, but the Company did not implement the change of primary operating entity or real estate business model announced in a June 5, 2018 Form 8-k.

●	Convertible Promissory Note for $230,000 from J&Y Property Preservation LLC on June 1, 2018.

●	8-k filed July 7, 2017, announced that as of June 30, 2017, as consideration for contractual obligations, an shares of our common stock were to be issued. Actual issuances were different and not as then proposed, but are reflected in the Company’s current record of share issuances, which is hereby validated.

●	8-k filed July 7, 2017, document July 6, 2017: CEO and Board members were named, but all have since resigned.

●	Securities Purchase Agreement with Eight Dragons (EDRG) on June 30, 2017 for EDRG to purchase of 6,100,000 shares in exchange for 3,000,000 EDRG shares with a conversions ration of EDRG to PRTT of $2.03 to $1.00. Rescission & Mutual Release regarding June 30, 2017 Eight Dragons Securities Purchase Agreement signed on June 30, 2017. Board authorization of issuance of 3,000,000 shares of its Common Stock to Protect Pharmaceuticals Corporation in exchange for 6,100,000 shares of Protect Pharmaceuticals Corporation Common Stock on June 28, 2017.